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               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                       (Amendment No.   )*


                    COMMERCE BANCSHARES, INC.
                --------------------------------
                        (Name of Issuer)

                     $5 Par Value Common Stock
                 ------------------------------
                 (Title of Class of Securities)

                            200525103
                         --------------
                         (CUSIP Number)


			March 12, 2002
			--------------
         (Date of event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

( ) Rule 13d-1(b)
(X) Rule 13d-1(c)
( ) Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1034 ("Act") or otherwise subject to the liabilites of that section of the Act but shall be subject ot all other provisions of the Act (however, see the Notes).

-----------------------
  CUSIP NO. 200525103
-----------------------

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     NAMES OF REPORTING PERSONS
 1   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (entities only)
          David W. Kemper
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     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2                                                     (a) [_]
                                                       (b) [_]
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     SEC USE ONLY
 3
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     CITIZENSHIP OR PLACE OF ORGANIZATION
 4
          USA
------------------------------------------------------------------------------
                         SOLE VOTING POWER
                    5
     NUMBER OF                1,095,479

      SHARES        ------------------------------------------------------
                         SHARED VOTING POWER
    BENEFICIALLY    6
                              2,932,580
     OWNED BY       ------------------------------------------------------
                         SOLE DISPOSITIVE POWER
        EACH        7
                              1,095,479 (same as #5 above)
     REPORTING      ------------------------------------------------------
                         SHARED DISPOSITIVE POWER
      PERSON        8

      WITH                    225,545 (included in #6 above)

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     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
          4,028,059
------------------------------------------------------------------------------
     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
	(See Instructions)_____
10
------------------------------------------------------------------------------
     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11        6.2%
------------------------------------------------------------------------------
     TYPE OF REPORTING PERSON (See Instructions)
12        IN
------------------------------------------------------------------------------



------------------------------------------------------------------------------
Item 1(a) NAME OF ISSUER:
          Commerce Bancshares, Inc.
------------------------------------------------------------------------------
Item 1(b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
          1000 Walnut Street
          Kansas City, Missouri 64106
------------------------------------------------------------------------------

Item 2(a) NAME OF PERSON FILING:
          David W. Kemper
------------------------------------------------------------------------------
Item 2(b) ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
          same as above
------------------------------------------------------------------------------
Item 2(c) CITIZENSHIP:
          USA
------------------------------------------------------------------------------
Item 2(d) TITLE OF CLASS OF SECURITIES:
          $5 Par Value Common Stock
------------------------------------------------------------------------------
Item 2(e) CUSIP NUMBER:
          200525103
------------------------------------------------------------------------------
Item 3    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or
	  (c), CHECK WHETHER THE PERSON FILING IS A: N/A

------------------------------------------------------------------------------
Item 4    OWNERSHIP.
	  Provide the following information regarding the aggregate number and
	  percentage of the class of securities of the issuer identified in Item 1.

     (a)  AMOUNT BENEFICIALLY OWNED:
               4,028,059
------------------------------------------------------------------------------
     (b)  PERCENT OF CLASS:
               6.2%
------------------------------------------------------------------------------
     (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

          (i)  sole power to vote or direct the vote:
                    1,095,479
          (ii) shared power to vote or to direct the vote:
                    2,932,580
          (iii)sole power to dispose or to direct the disposition of:
                    1,095,479 (same as (i) above)
          (iv) shared power to dispose or to direct the disposition of:
                    225,545 (included with (ii) above)

Instruction. For computations regarding securities which represent a right to acquire an underlying security see Rule 13d3(d)(1).
------------------------------------------------------------------------------
Item 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ( )

          N/A

Instruction: Dissolution of a group requires a response to this item.
---------------------------------------------------------------------------
Item 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
	  If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

          N/A

--------------------------------------------------------------------------
Item 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:
          If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under
          Item 3(g) and attach an exhibit stating the identity and the
          Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

          N/A

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Item 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:
          If a group has filed this schedule pursuant to Rule 13d-1(b)(1)(ii)
          (J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d) attach an exhibit stating the identity of each member of the group.

          N/A

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Item 9    NOTICE OF DISSOLUTION OF GROUP:
          Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity.
	  See Item 5.

          N/A
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Item 10   CERTIFICATION:
               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
------------------------------------------------------------------------------
SIGNATURE:
               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

               Date:   3/26/02

               Signature: /s/ David Kemper

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Attention:  Intentional misstatements or omissions of fact constitute federal criminal violations.  (See 18 U.S.C. 1001)